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                                                                   EX - 99.8(b)

                    AMENDMENT NO. 1 TO THE CUSTODY AGREEMENT

                            Master Investment Trust


                 This Amendment, dated as of February 2, 1995, is entered into between MASTER INVESTMENT TRUST, an open- end investment company (the "Trust"), on behalf of its Master Portfolios (collectively, the "Master Series") and WELLS FARGO BANK, N.A. ("Wells Fargo").

                 WHEREAS, the Trust, on behalf of the Master Series, and Wells Fargo have entered into a Custody Agreement dated as of the 4th day of May, 1994 (the "Custody Agreement"), under which the Trust appointed Wells Fargo to act as custodian to the Master Series; and

                 WHEREAS, the Trust and Wells Fargo have agreed that it would be beneficial for the Master Series if Wells Fargo could maintain each Master Series' Securities from time to time with certain sub-custodians and depositories in addition to the sub-custodians and depositories already permitted by the Custody Agreement.

                 NOW THEREFORE, the parties hereto, in consideration of the mutual promises contained herein and contained in the Custody Agreement and intending to be legally bound, hereby agree as follows:

                 1. The following paragraph replaces Paragraph 5 of Article I of the Custody Agreement:

5. "Depository" shall mean The Depository Trust Company ("DTC"), Participants Trust Company ("PTC"), and any other clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, its successor(s) and its nominee(s), provided the Custodian has received a certified copy of a resolution of the Board of Trustees specifically approving deposits in DTC, PTC or such other clearing agency. The term "Depository" shall further mean and include any person authorized to act as a depository pursuant to Section 17, Rule 17f-4 or Rule 17f-5 thereunder, under the Investment Company Act of 1940, its successor(s) and its nominee(s), specifically identified in a certified copy of a resolution of the Board of Trustees specifically approving deposits therein by the Custodian.

                 Except to the extent amended by this Amendment, the Custody Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to the Custody Agreement to be executed as of the date above-written by their respective representatives thereunto duly authorized.

                              MASTER INVESTMENT TRUST


                              By:  /s/Richard H. Blank, Jr.
                              Name:   Richard H. Blank, Jr.
                              Title:  Chief Operating Officer

                              WELLS FARGO BANK, N.A.


                              By:  /s/Vito P. Limotone
                              Name:   Vito P. Limotone
                              Title:  Senior Vice President





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